EXHIBIT 23.1

PRITCHETT, SILER & HARDY, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
A PROFESSIONAL CORPORATION
515 SOUTH 400 EAST, SUITE 100
SALT LAKE CITY, UTAH  84111

(801) 328-2727     FAX (801) 328-1123

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-208777 on Form S-8 of Pacific Health Care Organization, Inc. of our report dated March 30, 2017, relating to our audits of the consolidated financial statements of Pacific Health Care Organization, Inc. and subsidiaries as of December 31, 2016 and 2015, for each of the years in the two-year period ended December 31, 2016, which report is included in the Annual Report on Form 10-K of Pacific Health Care Organization, Inc. for the year ended December 31, 2016.

/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.
Salt Lake City, Utah
March 30, 2017